UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 1, 2011

GENESIS SOLAR CORPORATION
(Name of registrant as specified in its charter)

Colorado	2-87052-D	84-0194754
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

4600 South Ulster Street, Suite 800
Denver, CO 80237
Address of principal executive offices

303-221-3680
Telephone number, including
Area code

___________________
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 – Other Events.

            As previously reported, on May 12, 2010 Genesis Solar Corporation (the “Company”) entered into an Amended and Restated Stock Purchase Agreement (the “Restated SPA”) with Genesis Energy Investment Plc. (“GEI Plc”) that set forth the terms by which the Company hopes to acquire Genesis Solar España, S.L. (“GSE”) along with certain know-how related to GSE.  The Restated SPA and the status of the Company’s potential acquisition of GSE has been described in numerous reports filed by the Company with the Securities and Exchange Commission starting with its Current Report on Form 8-K dated April 28, 2009 and filed with the Securities and Exchange Commission on April 29, 2009.

As described in a Current Report on Form 8-K dated August 3, 2010 and in each of the Company’s quarterly reports on Form 10-Q filed subsequent to that date, in July 2010 the Company assigned its rights under the Restated SPA to Genesis Capital Management Ltd (“GCM Ltd”).  Then on or about August 3, 2010, GCM Ltd exercised its rights to acquire (among other things) the GSE equity interest and related know-how from GEI Plc. At that time GCM Ltd and GEI Plc entered into an escrow agreement (the “Escrow Agreement”) that among other things provided that the 14,096,093 shares of Company common stock (the “Shares”) to be issued in consideration for the GSE equity interest and related know-how were to be held in escrow and only released to GEI Plc upon the satisfaction or waiver of certain release conditions – which conditions had to be met to the Company’s satisfaction. Although the Company is not a party to the Escrow Agreement it executed that agreement in its capacity as a third party beneficiary.

The Escrow Agreement provided that unless otherwise agreed by the parties if the release conditions were not satisfied by December 31, 2010, the Escrow Agreement would terminate and the escrow agent would return the assets and instruments held in escrow to the rightful parties, including the certificates representing the Shares to the Company.  The release conditions were not met by December 31, 2010, and to date the parties have not reached any new agreement.   Therefore by its terms the Escrow Agreement terminated on January 1, 2011.

The Company still hopes to acquire GSE and the related know-how and it is continuing discussions with GCM Ltd, GEI Plc, and other parties aimed to ultimately effect the transaction.  However, because the Company was unable to complete the acquisition of GSE before December 31, 2010 the Company will need to make further arrangements with GEI Plc, GCM Ltd, and other parties which could result in a change in the structure of the transaction, a change in the consideration to be paid by the Company from that set forth in the Restated Agreement and the Escrow Agreement, or even result in a termination of the potential transaction.  Because the Company and other parties are working towards reaching a new agreement or otherwise extending the terms set forth in the Escrow Agreement, as an accommodation to GCM Ltd and GEI Plc the Company has not yet requested that the Shares be returned to the Company for cancellation.  Further, to date the escrow agent has indicated that it is willing to continue to hold the Shares while the parties continue their negotiations.

Although the Company does not immediately intend to request that the Shares be returned to the Company for cancellation, if the parties are unable to either reach a formal agreement in the near future with respect to the Company’s potential acquisition of GSE, the Company will likely take actions to cause the Shares to be returned for cancellation.  In the interim although the Shares are being held in escrow GEI Plc is named as the record owner of the Shares and may have all the rights of a Company shareholder that are provided under Colorado law and the Company’s charter documents.

As noted above, the Company still hopes to acquire GSE and the related know-how. However, the Company’s ultimate acquisition of GSE is subject to a number of conditions precedent including the Company being able to complete its due diligence and legal compliance, both of which require that the Company obtain a significant amount of additional financing.  The Company, GCM Ltd and GEI Plc have been negotiating and working toward completing this transaction since at least April 2009 and originally estimated it would be completed during the spring of 2010.  However, due to various reasons including the change of business strategy of GEI Plc, the need to raise additional capital, and the increase of capital of GSE by GEI Plc, the parties have previously had to postpone the final closing of the transaction.  Although the Company and GCM Ltd hope that the transaction will ultimately be completed during 2011, there can be no assurance that further unexpected delays and issues will cause further delays or result in the transaction never being completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 6th day of January 2011.

Genesis Solar Corporation

By: /s/ David W. Brenman
David W. Brenman, President